FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

   Tozer, Jr.                       W.                        James
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       (Last)                      (First)                    (Middle)

        1112 Park Avenue
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                                  (Street)

   New York                          NY                         10128
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       (City)                      (State)                      (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

   LendingTree, Inc.   "TREE"
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

   October, 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (XX) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)
     ---------------------------------------------

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (XX) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1. Title of Security (Instr. 3)
   (i)   Common Stock
   (ii)  Common Stock (1)
   (iii) Common Stock (2)

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2. Transaction Date (Month/Day/Year)
   (i)   10/20/00
   (ii)  09/06/00

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3.  Transaction Code (Instr. 8)
    (i)  P
    (ii) V
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (i)     5,000 / A / $3.1563
    (ii)  225,000/ D  / N/A

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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
    (ii) 359,903 Shares
    (iii)  5,000

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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
     (i)  D
     (ii) D
    (iii) I
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
     (i)  N/A
     (ii) N/A
    (iii) By Spouse
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)
    (i)  Warrant(2)
    (ii) Option (3)
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2.  Conversion or Exercise Price of Derivative Security
    (i)  $7.87
    (ii) $7.75
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3.  Transaction Date (Month/Day/Year)
    (ii) June 20, 2000
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4.  Transaction Code (Instr. 8)
    (ii)  A
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)
    (ii)  5,000
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6.  Date Exercisable and Expiration Date (Month/Day/Year)

   (i)  05/25/99                            05/24/04
   (ii) 6/20/02                             6/20/10
       ------------------                   ----------------
        Date Exercisable                    Expiration Date

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
    (i)  Common Stock                         2,540
    (ii) Common Stock                         5,000
    -------------------                    ---------------------
         Title                                  Amount

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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    (i)  2,540
    (ii) 5,000
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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)
    (i)  I
    (ii) D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)
    (i)  By Spouse
    (ii) N/A
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EXPLANATION OF RESPONSES:

(1) Pledged 225,000 shares to Wedbush Morgan Securities, Los Angeles, CA. Total number of shares held directly including the pledged shares is 584,903.
(2)     Disclaims beneficial ownership of the securities.
(3)     Compensaton for services rendered.


      /s/ W. James Tozer, Jr.                      November 10, 2000
   -------------------------------------           ----------------
   **  SIGNATURE OF REPORTING PERSON                     DATE


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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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